EXHIBIT 10.1

THIS EMPLOYMENT AGREEMENT ("Agreement") is entered into as of May 8, 2019 (the "Effective Date"), by and between MICHAEL MAGNUSSON (the "Executive"), JETFLEET MANAGEMENT CORP., (the "JMC") and AEROCENTURY CORP. (“ACY” or the “Company”). ACY, JMC and Executive may be referred to together as the "Parties."

R E C I T A L S

A. Executive and JMC entered into an employment agreement dated September 1, 2016 (the “JMC Employment Agreement”) which provided for Executive’s employment as Managing Director of JMC for a three-year term expiring on August 31, 2019.  As part of Executive’s duties, Mr. Magnusson was to act as President of ACY, which, at the time, was managed by JMC pursuant to a management contract.  At all times during the JMC Employment Agreement, Executive was compensated solely by JMC and not ACY.

B.  On October 1, 2018, ACY acquired JetFleet Holding Corp., the parent corporation of JMC.

C. Executive, JMC, and ACY desire that effective as of the Effective Date, the JMC Employment Agreement be terminated and replaced by this Agreement, and that ACY employ Executive directly, and direct JMC to make the payroll payments set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

For ease of reference, this Agreement is divided into the following parts, which begin on the pages indicated:

FIRST PART:  TERM OF EMPLOYMENT, DUTIES AND SCOPE, COMPENSATION AND BENEFITS DURING EMPLOYMENT (Sections 1-5, beginning on page 2)

SECOND PART:  COMPENSATION AND BENEFITS IN CASE OF ACTUAL OR CONSTRUCTIVE TERMINATION (Section 6, beginning on page 7)

THIRD PART:  SUCCESSORS, ARBITRATION, EXECUTIVE REPRESENTATIONS, MISCELLANEOUS PROVISIONS, CODE SECTION 409A, SIGNATURE PAGE (Sections 7-10, beginning on page 7)

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FIRST PART:  TERM OF EMPLOYMENT, DUTIES AND SCOPE, COMPENSATION AND BENEFITS DURING EMPLOYMENT

1.	Term of Employment

a.
Basic Rule.  ACY agrees to employ the Executive in the capacity of President and the Executive agrees to such employment.  Executive's employment with ACY on the terms set forth herein shall begin on the Effective Date.  Upon the Effective Date, the JMC Employment Agreement shall be of no further force and effect, and the termination of such Agreement pursuant to the terms of this Agreement shall not entitle Executive or JMC to any remedies for termination or breach as set forth in the JMC Employment Agreement.

b.	Initial Term. ACY agrees to continue the Executive's employment, and the Executive agrees to remain in employment with ACY, from the Effective Date until the earliest of:
i.	December 31, 2021 ("Initial Term Expiration Date"); or
ii.	The date of the Executive's death or when the Executive's employment expires or terminates pursuant to Subsections (c), (d), (e) or (f) below.

c.
Automatic Extensions.  The term and provisions of this Agreement shall automatically extend for additional one-year periods if Executive remains employed on and after the Initial Term Expiration Date, unless either party notifies the other in writing to the contrary at least 90 days prior to the applicable expiration that it, or he, does not want the term to so extend.  The Initial Term, and if applicable, any automatic extensions pursuant to this subsection (c) is hereinafter referred to as the "Employment Period."

d.
Termination By Company for Cause.  ACY may terminate the Executive's employment at any time for Cause.  For all purposes under this Agreement, "Cause" shall mean (1) a material breach by the Executive of his duties and responsibilities as set forth under this Agreement, resulting from other than the Executive's complete or partial incapacity due to physical or mental disability or impairment, as defined in Section 1(e) below and except as otherwise prohibited by law, (2)a willful act by the Executive that constitutes gross misconduct and that is materially injurious to ACY, a customer of the Company or an employee, officer, shareholder or affiliate of the Company, (3) a willful breach by the Executive of a material provision of this Agreement, (4) a material violation by the Executive of one of ACY’s General Standards of Conduct as set forth in the JMC Employment Handbook (as defined in 2(c) below) and, as adopted by ACY, (5) Executive’s material or habitual neglect of Executive’s duties under this Agreement, including, but not limited to, Executive’s intentional or grossly negligent failure to perform reasonably assigned duties; or (6) a material and willful  violation of a federal or state law or regulation applicable to the business of ACY that is materially and demonstrably injurious to ACY.  No act, or failure to act, by the Executive shall be considered "willful" unless committed without good faith and without a reasonable belief that the act or omission was in ACY’s best interest.  However, if such Cause is reasonably curable, ACY shall not terminate the Executive's employment hereunder unless ACY first gives written notice of its intention to terminate and of the grounds for such termination, and Executive has not, within sixty (60) days following receipt of notice, cured such Cause.  In the event of a termination for Cause by ACY, Executive shall be entitled to receive his salary and benefits through the date of termination.  For avoidance of doubt, ACY will use best efforts to timely and contemporaneously inform Executive of any material or habitual neglect of Executive’s duties under this Agreement, including, but not limited to, Executive’s intentional or grossly negligent failure to perform reasonably assigned duties.

e.
Termination by ACY for Disability. ACY may terminate the Executive's employment for Disability by giving the Executive written notice.  For all purposes under this Agreement, "Disability" shall mean, unless otherwise required by law, any physical or mental incapacitation that results in Executive's inability to perform his duties and responsibilities for ACY, as determined by the Board of Directors of ACY, for a period in excess of 90 consecutive days or for more than 120 days during any consecutive 12 month period, except as otherwise required by federal, state or local law.  Disability will be deemed to have occurred on the 120th day of such inability to perform.  In the event that the Executive resumes the performance of substantially all of the Executive's duties under this Agreement before the termination of the Executive's employment under this Section becomes effective, the notice of termination shall automatically be deemed to have been revoked.  In the event of a termination for Disability by ACY, Executive shall be entitled to receive his salary and benefits through the date of termination.

f.
Termination by Executive For Good Reason.  The Executive may terminate his employment with ACY for Good Reason.  Termination by the Executive for "Good Reason" shall mean one or more of the following undertaken without Executive’s consent:  (i) there is a material and adverse change in Executive's position, duties, responsibilities, or status, following a Change in Control or otherwise; (ii) there is a material reduction in Executive's salary or benefits then in effect, other than a reduction comparable to reductions generally applicable to similarly situated employees of ACY, following a Change in Control or otherwise; or (iii) the Company materially breaches this Agreement.  Executive agrees to deliver to ACY written notice of his termination for Good Reason no later than 30 days after the occurrence of any such event in order for Executive's termination for Good Reason to be effective hereunder; such termination for Good Reason will not be effective until the 30th day following receipt of such written notice by ACY and such termination shall not be deemed to be for "Good Reason" hereunder unless the circumstance giving rise to Executive's Good Reason remains uncured at the end of such 30-day period.  If Executive terminates this Agreement for Good Reason, he is entitled to the payments described in Section 6 below.

For purposes of paragraph 1(f) of this Agreement, except as otherwise specified herein, "Change in Control" means:  the consummation of: (1) a liquidation or dissolution of the Company, (2) an agreement for the sale or disposition of or all or substantially all of ACY’s assets, (3) a reorganization, merger or consolidation of ACY with any other corporation, or (4) a similar transaction or series of transactions involving ACY, however, if after any of the transactions discussed in (1) through (4) of this Section 1(f) the Company's shareholders immediately before the transaction continue to own at least a majority of the voting securities of the new (or continued) entity immediately after the transaction, then (1) through (4) of this Section 1(f) will not be considered a Change in Control.

2.	Duties and Scope of Employment.

a.
Scope. ACY agrees to employ the Executive for the Employment Period in the position of President, and shall have the normal duties, responsibilities, functions and authority of such position as directed by ACY’s Board of Directors, including those set forth below, subject to the overall direction and authority of the ACY Board of Directors.  Executive shall be given such duties, responsibilities and authorities as are appropriate to his position including, without limitation:

•	strategic planning and management of all aircraft acquisition, leasing and remarketing activities of ACY and any other agreements entered into by ACY or its subsidiaries for management of aircraft

•
overseeing the overall direction of Company growth through financing, business development, strategic positioning, distribution, branding, and day to day operations. Day to day operational duties include, but shall not be limited to, having the final approval in the negotiations of all major contracts, hiring of management and other employees, the creative and business direction of the Company, and, working directly with the Company’s legal counsel, auditors, and other senior management, consultants, brokers and vendors.

•
as President and Chief Executive Officer of ACY, reporting to the ACY Board of Directors and assuming any responsibilities as designated by the ACY Board of Directors, including review and execution of audit representation letters, review and certification of ACY federal and/or state securities, stock exchange and other administrative filings requiring  execution in Executive's capacity as Chief Executive Officer of ACY; and filling and assuming duties of other officer and director positions at the subsidiaries of ACY as directed by the Board of Directors;

•	representing ACY at industry conferences worldwide; and

•	assisting in ACY debt and equity capital raising activities.

b.
Obligations.  During the Employment Period, the Executive shall devote such business efforts and time to the business and affairs of ACY and its subsidiaries as are needed to carry out his duties and responsibilities hereunder, subject to the overall supervision of ACY’s Board of Directors, and shall not accept other employment.  The foregoing shall not preclude Executive from engaging in appropriate civic, educational, charitable or religious activities or from devoting a reasonable amount of time to private investments or from serving on the boards of directors of other entities, as long as such activities and service are disclosed to the Chairman of the Board and do not interfere or conflict with the Executive's responsibilities to ACY.  Executive will perform his duties and responsibilities hereunder to the best of his abilities in a diligent, trustworthy, businesslike and efficient manner and shall comply with the Company’s policies and procedures in all material respects.

c.
Employer Handbook.  Executive shall comply with and be subject to terms of the JMC Employee Handbook, as may be amended from time to time with notice to all employees at ACY’s discretion (the "Handbook"); provided, however, that terms set forth in this Agreement that conflict with terms of the Handbook shall supersede such terms in the Handbook.  Executive hereby acknowledges receipt of such Handbook, and that he has read and reviewed the terms contained therein.

d.	Confidentiality Agreement. Executive acknowledges that it has read, executed and delivered, and will comply at all times with, the Confidentiality Agreement in the form attached as Exhibit A hereto.

e.
Inventions and Patents.  Executive acknowledges that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) that relate to ACY’s or any of its affiliates' actual or anticipated business, research and development or existing or future products or services and that are conceived, developed or made by Executive (1) in the course of Executive's employment with ACY; or (2) during Executive's employment with ACY if related to ACY’s actual or anticipated business, research and development ("Work Product"), belong to ACY or such affiliate. Executive shall promptly disclose such Work Product to ACY and perform all actions requested by ACY (whether during or after the Employment Period) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments). Any work product that constitutes a pre-existing invention consistent with California Labor Code Sections 2870 and 2872 or other applicable law is specifically excluded from this provision.  Executive agrees to disclose any such work product prior to beginning employment with ACY and to complete the appropriate forms.

f.
Additional Acknowledgments: Executive acknowledges that the provisions of Sections 2 (d) and 2(e) are in consideration of: (i) employment with ACY and (ii) additional good and valuable consideration as set forth in this Agreement. Executive expressly agrees and acknowledges that the restrictions contained in Sections 2(d) and 2(e) do not preclude Executive from earning a livelihood, nor do they unreasonably impose limitations on Executive's ability to earn a living. Executive acknowledges that he/she has carefully read this Agreement and has given careful consideration to the restraints imposed upon Executive by this Agreement.

3.	Compensation

a.
Base Salary. During the Employment Period, and as compensation for the agreements made by Executive herein and the performance by the Executive of his obligations hereunder, Executive shall earn compensation as set by the Compensation Committee of the Board of Directors of ACY (“Comp Committee”).  On the Effective Date and for the 2019 fiscal year of the Company, Executive shall earn a base salary (“Base Salary”) at the annual rate of $375,000 (the "Initial Base Salary").  Executive’s Base Salary rate for subsequent years shall be determined by the Comp Committee in its sole discretion, but in no event shall the Base Salary be less than $375,000.  The Base Salary specified in this Section 3, together with any increases made in accordance with this Section 3, is referred to in this Agreement as "Base Compensation".  Such Base Compensation shall be payable in accordance with standard payroll procedures and shall be subject to customary withholdings.

b.	Bonus Compensation. Executive shall earn bonus compensation for any calendar year as set forth in this subsection as follows:

i.
Upon mutual execution of this Agreement, Executive shall be paid a one-time lump sum signing bonus of $75,000.  Executive shall be a participant in any executive cash bonus/long term incentive compensation plan approved by the Board of Directors for certain executive officers and key executives of the Company, with such terms as negotiated in good faith between the Comp Committee and the Executive, including provisions for accelerated vesting upon termination following a Change in Control Provided that other executives under the applicable bonus plan are eligible to receive and are paid a Fixed Bonus (defined below) for the calendar year, Executive shall be entitled to such Fixed Bonus under the following terms and conditions: (i) Executive must be employed on or after September 30 of the qualifying calendar year in order to be eligible for the Fixed Bonus for that year; if Executive’s employment terminates prior to September 30 of the calendar year, regardless of the reason for termination, Executive will not be entitled to the Fixed Bonus for that year; (ii) in the event of a Qualifying Termination (as defined below) that occurs after September 30 but before December 31 of the calendar year, Executive shall be entitled to receive a pro rata proportion (based on percentage of the calendar year that Executive was employed with the Company) of the Fixed Bonus amount under such bonus plan that he would have received had he been employed for the entire calendar year; (iii) if Executive remains employed with the Company on December 31 of the calendar year, Executive will be entitled to receive his entire Fixed Bonus amount for the calendar year regardless of whether Executive’s employment terminates prior to the time of payout of the Fixed Bonus following the end of the bonus plan year.   As used in this Agreement, the term “Fixed Bonus” refers to a non-discretionary cash bonus, the eligibility for, and amount of which, is approved by the Board and is dependent on certain objective factors or company performance targets being met for the entire calendar year.

ii.
In each calendar year, Executive may, but is not required to, receive an additional discretionary bonus, at the total discretion of the Comp Committee.  Upon determination by the Comp Committee of such bonus to be paid, the Company will pay the bonus amount as quickly as possible in lump sum, but no later than March 15th following the end of said calendar year.  If Executive is awarded a discretionary bonus for the final year of the Employment Period, Executive shall still receive such bonus whether or not he is employed with the Company on the date such bonus payment is to be distributed.

iii.
For the avoidance of doubt, any bonus compensation paid pursuant to this subsection 3(b) shall not be deemed a part of Executive's Base Salary, nor constitute an increase in Base Salary for purposes of subsection 3(a) above.

4.	Employee Benefits

a.
Benefits.  During the term of employment under this  Agreement, the Executive shall be eligible to participate in the employee benefit plans and employee compensation and fringe benefit programs maintained by Company, including life, disability, health, accident and other insurance programs for employees and eligible dependents, paid vacations, and similar plans or programs, as set forth in the JMC Employment Handbook, subject in each case to the generally applicable terms and conditions of the plan or program in question and to the discretion and determinations of any person, committee or entity administering such plan or program. Executive will be responsible for all costs related to his/her retirement contributions.

b.
Paid Vacation and Other Vested Benefits Earned under JMC Employment Agreement: Both Company and Executive acknowledge and agree that any accrued paid time off (and any other vested benefits) earned by Executive pursuant to the JMC Employment Agreement shall be transferred to ACY and shall be governed by ACY’s plan going forward.

c.
Vacation and other Paid Leave: Executive will be entitled to 25 days of vacation per calendar year.  The timing of any vacation should be coordinated with the Board and/or other members of ACY’s executive leadership team to ensure that business needs are adequately addressed during Executive’s absence. Executive will also be entitled to other paid leave as required by federal, state or local law and as set forth in the Company’s policies as in effect from time to time.

5.
Business Expenses and Travel.  During the term of employment under this Agreement, the Executive shall be authorized to incur necessary and reasonable travel, entertainment and other business expenses in  connection  with the  Executive's  duties  hereunder.  The Company shall reimburse the Executive for such expenses upon presentation of an itemized account and appropriate supporting documentation, all in accordance with generally applicable policies established by the Company.  Notwithstanding the Company's corporate travel policy as set forth in the JMC Employee Handbook, flights within North America and flight segments of five hours or less shall be booked in upgrade economy class that provides extra legroom ("Economy Plus").  Flights of greater than five hours will be booked in Economy Plus or Business Class, depending on availability and cost.

SECOND PART:  COMPENSATION AND BENEFITS IN CASE OF TERMINATION

6.
Termination By Company Without Cause, Or By Executive For Good Reason.  In the event that, during the term of this Agreement, the Executive's employment terminates in a Qualifying Termination, as defined in Subsection (a), the Executive shall be entitled to receive the payment amounts described in Subsections (b) and (c), on the condition that Executive executes a general release, the content of which will be mutually agreed to between Employer and Executive at the time of the Qualifying Termination, in a form substantially similar to the Severance Agreement and General Release attached as Exhibit B to this Agreement.

a.	Qualifying Termination. A Qualifying Termination occurs if:
i.	The Company terminates the Executive's employment for any reason other than Cause (as described in Section 1(d)) or Disability (as described in Section 1(e)) of this Agreement; or
ii.	The Executive terminates his employment with the Company for Good Reason (as described in Section 1(f)).

b.
Severance.  Upon a Qualifying Termination, Executive shall continue to be paid on a semi-monthly basis the Executive's Base Compensation in effect on the date of the employment termination from the date of such Qualifying Termination until the date (“Severance Pay End Date”) that is the earlier of (i) twenty-four months after such Qualifying Termination or (ii) the scheduled expiration date of this Agreement.

c.
Mitigation Obligation.  In the event that a Qualifying Termination occurs, and Executive obtains subsequent employment prior to the Severance Pay End Date, any periodic severance payments described in paragraph 6b that are made after commencement of the subsequent employment (“New Employment Start Date”) shall be reduced by an amount equal to 75% of the base compensation received from Executive's new employer during the period beginning on New Employment Start Date and ending on the Severance Pay End Date.

THIRD PART: SUCCESSORS, EXECUTIVE REPRESENTATIONS, MISCELLANEOUS PROVISIONS, CODE SECTION 409A, SIGNATURE PAGE

7.	Successors

a.
ACY’s Successors.  ACY shall require any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of ACY’s business and/or assets, by an agreement in substance and form satisfactory to the Executive, to assume this Agreement and to agree expressly to perform this Agreement in the same manner and to the same extent as ACY would be required to perform it in the absence of a succession.  ACY’s failure to obtain such agreement prior to the effectiveness of a succession shall be a breach of this Agreement and shall entitle the Executive to all of the compensation and benefits to which the Executive would have been entitled hereunder if ACY had involuntarily terminated the Executive's employment without Cause or Disability, on the date when such succession becomes effective. For all purposes under this Agreement, the term "ACY" shall include any successor to ACY's business and/or assets that executes and delivers the assumption agreement described in this Subsection (a) or that becomes bound by this Agreement by operation of law.

b.
Executive's Successors.  This Agreement and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees.

8.
Executive Representations.  Executive hereby represents and warrants to ACY that (i) the execution, delivery and performance of this Agreement by Executive does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he or she is bound, (ii) Executive is not a party to or bound by any employment agreement, non-compete agreement, or confidentiality agreement with any other person or entity (other than a Nondisclosure Agreement with Executive's prior employer, the terms of which he has disclosed to ACY and which he does not expect to materially interfere with the performance of his obligations hereunder) and (iii) upon the execution and delivery of this Agreement by ACY this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms.  Executive hereby acknowledges and represents that he has had the opportunity to consult with independent legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein.

9.	Code Section 409A

a.
The parties hereto intend that all benefits and payments to be made to the Executive hereunder will be provided or paid to him in compliance with all applicable provisions of Code Section 409A. This Agreement shall be construed and administered in accordance with such intent. If any provision of this Agreement (or of any award of compensation) would cause Executive to incur any additional tax or interest under Code Section 409A, the Parties will negotiate in good faith to amend this Agreement as necessary to comply with Section 409A in a manner that preserves the original intent of the Parties to the extent reasonably possible.  No action or failure to act, pursuant to this Section 9, shall subject ACY to any claim, liability, or expense, and the Company shall not have any obligation to indemnify or otherwise protect the Executive from the obligation to pay any taxes pursuant to Section 409A of the Code.

b.
A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Code Section 409A upon or following a termination of employment unless such termination is also a "separation from service" within the meaning of Code Section 409A, and, for purposes of any such provision of this Agreement, references to a "termination," "termination of employment" or like terms shall mean "separation from service." The determination of whether and when a separation from service has occurred for purposes of this Agreement shall be made in accordance with the presumptions set forth in Section 1.409A-1(h) of the Treasury Regulations.

c.	For purposes of Section 409A, each payment made after termination of employment, including any COBRA continuation reimbursement payments, will be considered one of a series of separate payments.

d.
Any amount that the Executive is entitled to be reimbursed under this Agreement that may be treated as taxable compensation, including any gross-up payment, will be reimbursed to the Executive as promptly as practical and in any event not later than the end of the calendar year following the calendar year in which the expenses are incurred. The amount of the expenses eligible for reimbursement during any calendar year will not affect the amount of expenses for reimbursement in any other calendar year, except as may be required pursuant to an arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the Code.

e.
 Unless this Agreement provides a specified and objectively determinable payment schedule to the contrary, to the extent that any payment of Base Salary, Base Compensation, or other compensation is to be paid for a specified continuing period of time beyond the date of termination of the Executive's employment in accordance with the Company's payroll practices (or other similar term), the payments of such Base Salary, Base Compensation, or other compensation shall be made on a semi-monthly basis.

10.	Miscellaneous Provisions

a.
Amendment and Waiver.  No provision of this Agreement shall be modified, waived, or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Company (other than the Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

b.
 Complete Agreement. This Agreement embodies the complete agreement and understanding among the parties and supersedes and preempts any prior understandings, agreements or representations by or among the parties (whether written or oral, and whether express or implied), which may have related to the subject matter hereof in any way.

c.	Choice of Law. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of California.

d.
Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.  In the event any ruling of any court or governmental authority calls into question the validity of any portion of this Agreement, the parties hereto shall consult with each other concerning such matters and shall negotiate in good faith a modification to this Agreement which would obviate any such questions as to validity while preserving, to the extent possible, the intent of the parties and the economic and other benefits of this Agreement and the portion thereof whose validity is called into question.

e.
Arbitration.  Any dispute or controversy arising out of the Executive's employment relationship with ACY, or the termination thereof, or the validity, enforcement, or breach of this Agreement (including this section) shall be resolved by binding  arbitration, in accordance with the then-applicable National Employment Dispute Resolution rules ("Rules") of the American Arbitration Association (which can be viewed at www.adr.org/aaa/faces/rules), provided, however, that nothing in this arbitration provision shall prevent either the Executive or the Company from seeking interim or temporary injunctive or equitable relief from a court of competent jurisdiction pending arbitration, nor shall this Section 11(e) require arbitration of disputes or claims that are excluded from coverage by law. The arbitration shall take place in the San Francisco Bay Area, California, and, notwithstanding anything to the contrary in the Rules, shall be conducted by one (1) arbitrator.  The arbitrator shall be chosen in accordance with the selection procedures set forth in the Rules.  Judgment may be entered on the arbitrator's award in any court having jurisdiction. ACY and Executive agree that any dispute in arbitration will be brought on an individual basis only, and not on a class, collective, or representative basis on behalf of others (this specific agreement to be referred to as the “Class Action Waiver.”)  The Class Action Waiver does not apply to any claim that Executive brings on behalf of both himself and others under the California Private Attorneys General Act.

f.
 Attorneys' Fees.  If any action is brought to enforce the rights and obligations set forth herein, the prevailing party shall be entitled to receive all of the fees and costs, including reasonable attorneys' fees, incurred in the action.  Any fees and costs awarded under this provision shall be in addition to any other relief awarded to the prevailing party.

g.
Assignment.  This Agreement is binding upon and shall be for the benefit of the successors and assigns of the Company, including any corporation or any other form of business organization with which the Company may merge or consolidate, or to which it may transfer substantially all of its assets.  The Executive shall not assign his interest in this Agreement or any part thereof.

h.	Employment Taxes. All payments made pursuant to this Agreement shall be subject to withholding of applicable taxes.

i.	Counterparts: This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

j.
Notices.  Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, or mailed by first class mail, return receipt requested, or emailed at the following address

To Executive:
Michael Magnusson
Two Clark Drive, Apt. 217
San Mateo, CA 94401

To ACY or JMC:
Chairman of the Board of Directors
AeroCentury Corp.
1440 Chapin Avenue #310,
Burlingame, CA 94010

Any notice under this Agreement shall be deemed to have been received when personally delivered or  three (3) days after it is sent via email or deposited in the U.S. mail, as specified above.  Either party may change its address for notices by giving notice to the other party in the manner specified in this Section.

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IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.  Executive represents that he has consulted (or has had the opportunity to consult) with his own counsel prior to execution of this Agreement.

EXECUTIVE
MICHAEL MAGNUSSON

________________________________

COMPANY
AEROCENTURY CORP.

________________________________
By:  Toni M. Perazzo, Sr. Vice President - Finance

JMC
_______________________________
By: Michael G. Magnusson, Managing Director

ATTACHMENT A
EXECUTIVE CONFIDENTIALITY AGREEMENT

("Executive") in consideration of his employment by AeroCentury Corp. (“ACY”) represents and agrees with ACY as follows:

1. Executive understands that the ACY is engaged in a continuing business of aircraft leasing businesses. Executive further understands that in his position with ACY he will have access to and, in some cases, develop or derive confidential and proprietary information of ACY, its clients and business associates.

2. Executive understands and acknowledges that his employment by ACY creates a fiduciary relationship of confidence and trust with respect to all proprietary business information of a confidential nature that may be disclosed to him or developed or derived by him which relates to the business of ACY, its customers and its business associates. Such proprietary, confidential business information is the property of the Company, its clients and/or its business associates and includes but is not limited to product, research and investment plans, inventions, formulas, processes, technology, designs, business strategies, financial information, marketing and advertising materials, sales and profit figures, other Executives' personnel information, customer or client identifying information (including but not limited to customer lists),   particular customer or client requirements, business forecasts, and other technical and business information, except as may be required by law.

3. At all times, both during his employment and after its termination, Executive agrees to keep and hold all proprietary, confidential business information in strict confidence and trust, and agrees not to use or disclose any such proprietary, confidential business information without the prior written consent of ACY, except as may be required to perform his work for ACY or required by law. Upon termination of his employment with ACY, for whatever reason, Executive agrees to promptly deliver to ACY all documents and materials of whatever nature belonging to ACY which pertain to his work at ACY and agrees further that he will not take with him any documents or materials or copies thereof containing any proprietary, confidential business information.
4.    Executive acknowledges that in the event of breach or threatened breach of this Confidentiality Agreement by him, ACY may suffer irreparable harm and will therefore be entitled to injunctive relief to enforce this Agreement, and in the event ACY prevails in any proceeding in connection therewith, Executive agrees to pay to ACY all costs and expenses including reasonable attorney's fees incurred in connection therewith.

5. This Agreement will be governed and interpreted in accordance with the laws of the State of California.

AEROCENTURY CORP. EXECUTIVE

__________________________ _________________________________
BY:  Sr. Vice President, Finance Michael Magnusson

EXHIBIT B
FORM OF SEPARATION AGREEMENT

SEPARATION AGREEMENT AND RELEASE OF ALL CLAIMS
This Separation Agreement and Release of All Claims ("Separation Agreement") is made and entered into by and between MICHAEL MAGNUSSON, an individual residing at 2 Clark Drive, Apt. 305, San Mateo CA 94401.  ("Executive") and AEROCENTURY CORP. a corporation with its principal place of business at 1440 Chapin Avenue, Suite 310, Burlingame, CA 94010  ("Employer" or "Company") to establish the terms and conditions of Executive's separation from Employer.  Executive and Employer hereby agree as follows:

1.  Separation Date.  Executive's employment with the Company will cease on [  ] ("Separation Date").  Executive hereby resigns, effective as of the Separation Date, as an Executive of the Company.
2.  Compensation.  Executive has been paid all salary, accrued vacation, and other benefits due to Executive through the Separation Date.  The Company will reimburse Executive for his final expenses in the amount of [  ] within five (5) business days of the receipt of this signed Separation Agreement.
3.  Separation Payment.  Employer agrees to pay Executive on a semi-monthly basis Executive's Base Salary in effect on the Separation Date, [specify amount] for the period of time from the Separation Date until December 31, 2021, which is the end of the term  specified in Executive's Agreement to which this Separation Agreement is attached.  Accordingly, Employer will pay [specify how many months between separation and such end of term] base salary, [specify amount to be paid twice a month based on Base Salary in effect at time of separation] per month, totaling the gross sum of $ [    ], reduced by all legally required and previously authorized deductions and withholdings  ("Separation Pay").  The Company's obligation to provide Executive with the Severance Pay shall be suspended until the expiration of the seven-day revocation period described in section 17(g).
4.  Health Insurance.  Executive acknowledges that his eligibility to participate in Employer's current group health insurance policy will cease on the last day of the calendar month in with the Separation Date occurs.  Any employer contributions to Executive's group health insurance will cease as of the Separation Date.  Executive understands that after such date, he may have rights under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") that allow him to continue participating in Employer's health plan. Executive acknowledges that nothing in this section 4 shall prohibit Employer from changing, withdrawing, or in any way modifying its group health plans, and nothing herein shall be construed as a guarantee of payment of any particular claim submitted by Executive to such plans.
5. Sole Consideration.  It is understood and agreed that the Separation Pay constitute(s) the sole consideration for and settlement in full of any and all potential claims by Executive against Employer and that Executive would not be entitled to receive any portion of the sums set forth in section 3 above absent this Separation Agreement.
6.  Executive’s Release.  The parties understand and agree that this Separation Agreement resolves and settles all obligations and differences between Employer and its past and present owners, partners, investors, officers, directors, stockholders, affiliates, predecessors, successors, assigns, agents, employees, representatives and attorneys (the "Released Parties") on the one hand, and Executive, and for each of Executive's past and present agents, assigns, transferees, heirs, spouses, relatives, executors, attorneys, administrators, employees, predecessors, affiliates, successors, insurers, and representatives ("Releasors") on the other hand, arising out of Executive's employment with Employer and the cessation of that employment.  This is a compromise settlement of all claims and therefore does not constitute an admission of liability on the part of the Releasees or Executive, or an admission, directly or by implication, that the Releasees or Executive have individually or collectively violated any law, rule, regulation, contractual right or any other duty or obligation.   Releasors irrevocably and unconditionally waive, release and forever discharge, the Releasees from all claims for relief, causes of action and liabilities, known or unknown, that Releasors have or may have against any of the Releasees individually and/or collectively, arising out of, relating to, or resulting from, any events occurring prior to the execution of this Separation Agreement including, but not limited to, any claims for relief, causes of action and liabilities arising out of, relating to, or resulting from, Executive's employment with Employer or the cessation of that employment.  Nothing contained herein or elsewhere in this Separation Agreement shall constitute any release or waiver by Executive of any rights to seek specific performance of any provision of this Separation Agreement or to bring any action or claim based on any breach of any covenant contained in this Separation Agreement.
7.  Executive's Waiver of Potential and Actual Claims.  It is understood and agreed that the total amount specified in paragraph 3 above, constitutes the sole consideration for and settlement in full of any and all claims by Executive against the Released Parties, including claims for costs and attorneys' fees.  It is expressly understood by Executive that among the various rights and claims being waived in this release are all claims for breach of any implied or express contract or covenant; claims for promissory estoppel; claims of entitlement to any pay (other than the consideration promised in paragraph 3); claims of wrongful denial of insurance and employee benefits, including, but not limited to claims for benefits or monies under Employer's benefit plans or any other plan; claims for wrongful termination, public policy violations, defamation, invasion of privacy, fraud, misrepresentation, emotional distress or other common law or tort causes of action; claims of harassment, retaliation or discrimination under federal, state, or local law; claims based on any federal, state or other governmental statute, regulation or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1866, the Civil Rights Act of 1871, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Family and Medical Leave Act, the National Labor Relations Act, the Older Worker's Benefit Protection Act, the Employee Retirement Income Security Act, the Age Discrimination in Employment Act of 1967, 29 U.S.C.  § 621, et seq., the California Fair Employment and Housing Act, the California Family Rights Act, the California Constitution, and/or the California Labor Code, including wage and hour issues and claims arising under Labor Code Section 132a.  This release does not affect vested retirement benefits, benefits to which Executive is entitled under COBRA, any claims for workers’ compensation benefits, or any other claims that cannot be released or waived as a matter of law. This includes the right to file a charge with any administrative agency (such as the U.S. Equal Employment Opportunity Commission or state fair employment practices agency), provide information to an agency, or otherwise participate in an agency investigation or other administrative proceeding. however, Executive does waive and release Executive's right to any monetary recovery or other personal relief should the EEOC or any other agency pursue claims on Executive's behalf.  This release also does not apply to any claim brought to challenge the validity of this Separation Agreement under the ADEA, to enforce the terms of this Separation Agreement, or for claims that arise under the ADEA after the Separation Agreement becomes effective pursuant to section 17(g).  The parties acknowledge that Executive may be required to respond to subpoena(s) to the extent required by law and Executive agrees that Executive will give prompt written notice to Employer at such time that such involvement is requested of Executive.
8.  Waiver Under CCP § 1542.  Executive waives all rights under § 1542 of the California Civil Code, which section has been fully read and understood by Executive or explained to him by his counsel.  Section 1542 provides as follows:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or his favor at the time of executing the release, that if known by him or his must have materially affected his or his settlement with the debtor or released party.

9.  Confidential Information Obligation.  Executive agrees that he will keep confidential all matters, documents and information disclosed to him by the Employer or to which he has or had access and will not at any time disclose such materials and information to third parties or use or attempt to use any such materials and information in any manner which may injure or cause loss or may be calculated to injure or cause loss, whether directly or indirectly, to the Employer.  By the Separation Date, Executive shall return to Employer, and will not retain any copies of, all documents, information and other property of Employer or Employer's customers or partners in his possession or control, including, but not limited to: files, notes, memoranda, correspondence, agreements, draft documents, notebooks, logs, drawings, records, plans, proposals, reports, forecasts, financial information, specifications, computer-recorded information, tangible property and equipment, credit cards, entry cards, identification badges and keys, and any materials of any kind that contain or embody any proprietary or confidential information of Employer or Employer's customers or partners (and all reproductions thereof in whole or in part).  Executive agrees to make a diligent search for any documents, information and property (as described above) in his possession or control prior to the Separation Date.  Nothing in this Separation Agreement shall prohibit Executive from publicly disclosing that he worked for the Company and to publicly disclose the work he performed, services he provided and accomplishments he achieved while working for the Company.

10.  Nondisparagement.  The parties agree that they will not, at any time now or in the future, disparage or discredit the other or any of Employer's directors, officers and employees in any communication.
11.  References and Employment Verification.  Executive agrees that he will direct all requests for verification of his employment with Employer to Toni Perazzo at Employer.  Employer agrees that it will instruct Toni Perazzo and any successor to the position Perazzo currently holds, to respond to inquiries regarding Executive's employment with Employer by giving the dates of Executive's employment with Employer and the last position held by Executive.  If Employer is required by law to provide other or different information regarding Executive's employment with Employer, nothing in this Separation Agreement will require Employer to violate that legal requirement.  In the event Executive directs any request for information regarding his employment with Employer to anyone other than Toni Perazzo or his successor, Employer will not be legally responsible for any responses to said information request(s).

12.  Attorneys' Fees.  It is fully understood and agreed that each party shall pay that party's own attorneys' fees and costs, if any.

13.  Arbitration.  It is understood and agreed that if, at any time, a violation of any term of this Separation Agreement is asserted by any party hereto or any dispute arises hereunder or related hereto, the parties shall submit such dispute to binding arbitration before a sole arbitrator in the San Francisco Bay Area, California.  Such arbitration shall be governed by the American Arbitration Association's National Rules for the Resolution of Employment Disputes, which can be viewed at www.adr.org/aaa/faces/rules.  The prevailing party shall be entitled to recover its reasonable costs and attorneys' fees.  The parties agree that judgment upon any such award may be ordered in a court properly having jurisdiction over such claims.

14.  Governing Law.  This Separation Agreement shall be interpreted, enforced and governed by the laws of the State of California without reference to conflicts of laws principles.

15.  Waiver of Age Claims under the Age Discrimination in Employment Act (ADEA).  Executive fully understands, acknowledges and agrees that he:

a)	is granted a full twenty one (21) days within which to consider this Separation Agreement before executing it;
b)	has carefully read and fully understands all of the terms and provisions of this Separation Agreement;
c)	is, through this Separation Agreement, releasing the Released Parties from any and all claims he may have against any of the Released Parties;
d)	knowingly and voluntarily agrees to all of the terms and provisions of this Separation Agreement;
e)	knowingly and voluntarily intends to be legally bound by all of the terms and provisions of this Separation Agreement;
f)	was advised to, and has been given an opportunity to, consult an attorney of his choice before executing this Separation Agreement;
g)
 has a period of seven (7) days following his execution of this Separation Agreement to revoke this Separation Agreement and has been and hereby is advised in writing that this Separation Agreement will not become effective and enforceable until the revocation period has expired; and

h)
 understands that any claims under the Federal Age Discrimination in Employment Act of 1967, 29 U.S.C.  § 621 et seq., that may arise after the date this Separation Agreement is executed by Executive are not waived.

15. Informed and Voluntary Execution of Separation Agreement.  Executive acknowledges and agrees that (i) he has been advised that this Separation Agreement is a final and binding legal document, (ii) he has had reasonable and sufficient opportunity to consult with an independent legal representative of his own choosing before signing this Separation Agreement, (iii) he has either (A) so consulted with such an independent legal representative of his own choosing or (B) freely, independently and voluntarily declined to do so, and (iv) in signing this Separation Agreement he has acted voluntarily of his own free will and has not relied upon any representation made by the Employer regarding this Separation Agreement's subject matter or its effect.

16.  No Assignment of Claims. Executive represents and warrants that he has not transferred or assigned to any person or entity any rights, claims and/or causes of action released herein.

17.  Successors. It is understood and agreed that this Separation Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, administrators, representatives, including, but not limited to, attorneys, executors, successors, and assigns.

18.  Severability. The parties agree that if any provision of this Separation Agreement is declared or determined by any court of competent jurisdiction to be illegal, invalid, or unenforceable, the legality, validity, and enforceability of the remaining parts, terms, or provisions shall not be affected thereby, and said illegal, unenforceable or invalid part, term, or provision shall be deemed not to be part of this Separation Agreement.

19.  Ambiguity. It is agreed that the general rule pertaining to the construction of contracts, that ambiguities are to be construed against the drafter, shall not apply to this Separation Agreement.

20.  Entire Separation Agreement.Except as specifically stated herein, this Separation Agreement sets forth the entire Separation Agreement between the parties relating to the rights herein and the obligations herein assumed, and supersedes any and all previous negotiations, separation agreements and/or understandings of any kind relating to the subject matter hereof.  Any oral representations or modifications concerning this Separation Agreement shall be of no force or effect.  This Separation Agreement can be modified only in the form of a writing signed by both parties hereto.

21.  No Claims.The Company represents that it is not aware of any claims it may have against Executive.

HAVING READ the foregoing, consisting of this and _____ other typewritten pages, the parties hereby voluntarily sign below and execute this Separation Agreement.

PLEASE READ CAREFULLY.  THIS SEPARATION AGREEMENT INCLUDES THE RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

DATED:_________________	"EXECUTIVE" By:_________________________________ Michael Magnusson
DATED:_________________	"EMPLOYER" AEROCENTURY CORP. By:_________________________________ Its: _________________________________